Exhibit 99.8

FORM OF BENEFICIAL OWNER ELECTION FORM

FOR THE EXERCISE OF RIGHTS TO PURCHASE

SHARES OF COMMON STOCK IN THE

RIGHTS OFFERING

OF

DREAMS, INC.

I (we) acknowledge receipt of your letter and the enclosed materials relating to the offering of non-transferable subscription rights (“Rights”) to purchase shares of common stock (the “Common Stock”) of Dreams, Inc. (the “Company”).

In this form, I (we) instruct you whether to exercise Rights distributed with respect to the Common Stock held by you for my (our) account, pursuant to the terms and subject to the conditions set forth in the prospectus dated [                    ], 2005 (the “Prospectus”).

BOX 1.☐	Please do not exercise Rights for shares of the Common Stock.

BOX 2.☐	Please exercise Rights for shares of the Common Stock as set forth below. (The number of Rights you have in the Basic Subscription Right is equal to the number of shares you owned on [ ], 2005 (the “Record Date”). You may subscribe for any number of shares pursuant to the Over-Subscription Right, subject to the limitations set forth in the Prospectus.

	Number of Rights		Subscription Price Per Share	Payment
Basic Subscription Right:		x	$0.03 =	$
Over-Subscription Right:		x	$0.03 =	$
			Total Payment Required =	$
(Must equal total of amounts in Boxes 3 and 4 below)

By exercising the Over-Subscription Right, I (we) hereby represent and certify that I (we) have fully exercised my (our) Basic Subscription Right received in respect of shares of Common Stock held in the below-described capacity.

BOX 3.☐	Payment in the following amount is enclosed: $

BOX 4.☐	Please deduct payment from the following account maintained by you as follows:

$
Type of Account	Account No	Amount to be Deducted

Date: , 2005
Print Name(s) as it/they appear on your account

Signature(s)